Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jim Byers (Investors & financial media)
(415) 439-4504

METRO ONE REPORTS 2005 THIRD QUARTER FINANCIAL RESULTS

Company Evaluating Strategic Alternatives

PORTLAND, Oregon — October 28, 2005 — Metro One Telecommunications, Inc. (Nasdaq: INFO), a developer and provider of Enhanced Directory Assistance® and other enhanced telecom services, today reported financial results for the third quarter and nine months ended September 30, 2005.

Revenue for the third quarter of 2005 was $19.2 million, compared to $20.1 in the second quarter and $30.6 in the third quarter of 2004.  Net loss for the third quarter was $11.9 million, or a loss of $0.48 per share, compared to a net loss of $9.2 million, or a loss of $0.37 per share, in the second quarter and a net loss of $7.9 million, or a loss of $0.32 per share, in the third quarter of 2004.  Net loss for the 2005 third and second quarters include restructuring charges of $2.7 million and $1.3 million, respectively.

Revenue for the nine months ended September 30, 2005 was $57.7 million, compared to revenue of $117.7 million for the same period in 2004.  Net loss for the first nine months of 2005 was $34.5 million, including $4.0 million of restructuring expenses, or a loss of $1.38 per share, compared to a net loss of $21.2 million, or a loss of $0.85 per share, for the same period in 2004.

On October 20, 2005, the Company announced that it received notification from Sprint Nextel Corporation that it is terminating its Directory Assistance agreement with Metro One, effective January 9, 2006.  Metro One has accelerated ongoing efforts to restructure its operations and reduce costs, including a previously announced decision to wind down its Infone retail product offering, close many underutilized call centers, and significantly scale back the number of employees and space at its corporate office.  Credit Suisse First Boston LLC, Metro One’s financial advisor, continues to assist the Board of Directors in reviewing its financial plans and exploring avenues available to enhance shareholder value.

James M. Usdan, president and chief executive officer of Metro One, commented:  “Given the significance of Sprint Nextel’s decision to terminate its service agreement with Metro One, we are intensely reviewing all strategic alternatives available.  The Board will determine the course of action that it believes is in the best interest of shareholders and we will provide additional information about our plans as they are finalized.”

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services.  The Company operates a network of call centers located strategically throughout the U.S.  Metro One handled approximately 306 million requests for information in 2004.  For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings.  The forward-looking statements should be considered in light of these risks and uncertainties.

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METRO ONE TELECOMMUNICATIONS, INC

Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/2005	09/30/2004	09/30/2005	09/30/2004
Revenues	$19,211	$30,623	$57,739	$117,691

Costs and expenses:
Direct operating	15,390	17,585	47,353	67,302
Selling, general and administrative	12,783	21,119	41,313	72,103
Restructuring charges	2,745	—	4,020	—
	30,918	38,704	92,686	139,405

Loss from operations	(11,707)	(8,081)	(34,947)	(21,714)

Other income	235	194	804	605

Loss before income taxes	(11,472)	(7,887)	(34,143)	(21,109)
Income tax expense	423	—	343	124

Net loss	$(11,895)	$(7,887)	$(34,486)	$(21,233)

Loss per common share:
Basic	$(0.48)	$(0.32)	$(1.38)	$(0.85)
Diluted	$(0.48)	$(0.32)	$(1.38)	$(0.85)

Shares used in per share calculation:
Basic	25,014	24,898	25,070	24,839
Diluted	25,014	24,898	25,070	24,839

METRO ONE TELECOMMUNICATIONS, INC

Balance Sheets

(Dollars in thousands)

	09/30/2005	12/31/2004

Cash and cash equivalents	$21,157	$24,093
Short-term investments, available for sale	—	25,375
Restricted cash	6,860	4,900
Accounts receivable	13,129	17,524
Prepaid costs and other current assets	2,708	4,850

Total current assets	43,854	76,742

Furniture, fixtures and equipment, net	9,943	12,701
Intangible assets	6,799	5,916
Other assets	433	471

Total assets	$61,029	$95,830

Accounts payable	$1,271	$1,107
Accrued liabilities	3,237	2,003
Accrued payroll and related costs	10,812	12,125

Total current liabilities	15,320	15,235

Other long-term liabilities	776	1,158

Total liabilities	16,096	16,393

Common stock	119,930	119,948
Retained deficit	(74,997)	(40,511)

Total shareholders’ equity	44,933	79,437

Total liabilities and shareholders’ equity	$61,029	$95,830